The Penn Traffic Company

May 27, 2009

Dear _____:

As determined as of March 30, 2009, and recognizing its previous decision to rescind annual grants of $25,000.00 in compensation to non-management members of the Board of Directors, The Penn Traffic Company is providing you the opportunity to receive a cash award (“Award”) in recognition of your service to the Company.

1.           Definitions.

The following definitions shall be applicable throughout this agreement:

(a)           “Agreement” means this agreement between you and the Company.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Change in Control” means a “change in control”, as defined in the Omnibus Award Plan.

(d)           “Code” means the Internal Revenue Code of 1986, as amended, and applicable regulations promulgated thereunder.

(e)           “Committee” shall have the meaning set forth in section 2(g) of the Omnibus Award Plan.

(f)           “Company” means The Penn Traffic Company.

(g)           “Omnibus Award Plan” means The Penn Traffic Company 2006 Omnibus Award Plan.

2.           Award.

(a)           Performance Based Conditions. Provided the Company’s cash balance, as measured on January 30, 2010, equals no less than $34,434,000.00, the Company will pay you a cash Award in the amount of $25,000.00. However, so long as the requirements of the preceding sentence have been satisfied, if you are separated from service with the Company before January 30, 2010, you shall receive a pro rata portion of such $25,000.00 Award at the same time all other Awards are paid to members of the Board under Section 2(b) below, based upon the proportion of the Company’s Fiscal Year 2010 you served as a Board member.

(b)           Timing.  Subject to Section 2(a) above and Section 2(c) below, the Company will pay you a cash Award no later than February 28, 2010.

(c)           Change in Control.  If a Change in Control is consummated before January 30, 2010, and (i) if you are serving the Company as a Board member at that time, you will receive a $25,000.00 cash Award upon the consummation of the Change in Control in complete satisfaction of this Agreement, and no additional payment will be due you under Section 2(a) above, or (ii) if you are no longer serving the Company as a Board member at that time, you will receive a pro rata portion of such $25,000.00 Award upon the consummation of the Change in Control, based upon the proportion of the Company’s Fiscal Year 2010 you served as a Board member, and no additional payment will be due you under Section 2(a) above.

(d)           Compliance With Section 409A.  Payments under this Agreement are intended not to constitute deferred compensation subject to the requirements of Section 409A of the Code (“Section 409A”).  If and to the extent that the provisions of this Agreement are subject to Section 409A, all provisions of the Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If the Committee determines that any amounts payable hereunder will be taxable to you under Section 409A, the Committee may (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that the Committee shall have no liability to you with respect to the tax imposed by Section 409A.  Each payment made under the Agreement shall be designated as a “separate payment” within the meaning of Section 409A, if and to the extent Section 409A is applicable.  Notwithstanding anything in this Plan to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts are payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) you are employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your separation from service or, if earlier, your date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

3.           Miscellaneous.

Your eligibility for payment of a Award is in addition to, and not in lieu of, your right to participate in any other compensation or benefit programs currently made available to you and shall not be deemed in any way to limit or restrict the Company from making any other payments to you under any other plan or agreement, whether now existing or hereinafter in effect.

4.           Administration.  The Committee shall administer this Agreement.

(a)           Subject to the provisions of this Agreement and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by this Agreement, to: (i) determine the terms and conditions of any Award; (ii) interpret, administer and reconcile any inconsistency, correct any default and/or supply any omission in this Agreement and any instrument or agreement relating to the Award granted under this Agreement; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Agreement.

(b)           Unless otherwise expressly provided in this Agreement, all designations, determinations, interpretations, and other decisions under or with respect to this Agreement shall be within the sole discretion of the Committee, may be made at any time pursuant to this Agreement and shall be final, conclusive, and binding upon all parties, including, without limitation, the Company, an affiliate, you, your beneficiary, and any shareholder.

(c)           No member of the Committee shall be liable for any action or determination made in good faith with respect to this Agreement or any Award hereunder.

5.           No Rights to Service.  Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as a consultant or director of the Company or shall interfere with or restrict in any way the right of the Company, which are hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.

6.           Withholding Taxes.  The Company may withhold from any amounts payable under the Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.           Governing Law.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the principle of conflicts of laws.

8.           Entire Agreement; Amendments.  The Agreement states the entire agreement and understanding of the parties on the subject matter of the Agreement and supersedes all previous agreements, arrangements, communications, and understandings relating to that subject matter.  The Agreement may be amended, modified, superseded, or canceled, and any of the terms thereof may be waived, only by a written document signed by each party to the Agreement or, in the case of waiver, by the party or parties waiving compliance.

9.           Counterparts.  The Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

The Penn Traffic Company

By:
Name:
Title: President and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Dated: __________, 2009